Exhibit 10.1

Shouyang Project Coalbed Methane
Purchase and Sales Contract

Between
China United Coalbed Methane Co., Ltd.
And
Shanxi Guoxin Energy Development Group Co., Ltd.

June 12, 2010

Contents

1.	Definition	1

2.	Gas sources	3

3.	Contract Term	3

4.	Commissioning and Stable Gas Purchase and Sales	3

6.	Quantity, Specified Procedures and Acceptance	4

7.	Price	5

8.	Quality	6

9.	Metering	7

10.	Settlement	9

11.	Resale	11

12.	Tax	11

13.	Liability and Indemnification	11

14.	Maintenance	14

15.	Force Majeure	15

16.	Dispute Resolution	16

17.	Applicable law	17

18.	Transfer	17

19.	Confidentiality	18

20.	Communication and liaison	18

21.	Effectiveness, modification and termination of the Contract	19

22.	Miscellaneous	19

Date of signature: June 12, 2010		20

Annex A		21

Measurements and Verification		21

Annex B		24

CBM Measurement Delivery Management Procedures		24

Preface

WHEREAS China United Coalbed Methane Co., Ltd (hereinafter referred to as “Seller”), a company established under the laws of the People’s Republic of China, is registered in Beijing; and Shanxi Guoxin Energy Development Group Co. Limited (hereinafter referred to as “Buyer”), a company established under the laws of the People’s Republic of China, is registered in Taiyuan City, Shanxi Province.

WHEREAS, Seller is a specialized Coalbed Methane company established and approved by the State Council, exploiting Coalbed Methane resources in Shouyang Project area in Shanxi Province;

WHEREAS, Shouyang Project is a cooperative project of Coalbed Methane resources exploitation operated according to the “Production Sharing Contract for the Exploitation of Coalbed Methane Resources for the Shouyang Area in Shanxi Province, the People’s Republic of China” signed by and between China United Coalbed Methane Co., Ltd. and Far East Energy Corporation on April 16th, 2002.

WHEREAS, Buyer is a gas business company specializing in natural gas (Coalbed Methane) pipeline construction and integrated utilization, and willing to purchase the Coalbed Methane gas produced from the Shouyang Project;

THEREFORE, the Parties hereto, adhering to the principle of fairness, equality and mutual benefit, and after consultation, agree to sign this Contract. The Parties hereto commit to observe the rights and obligations herein.

1.	Definition

The terms used in this Contract and with specific meanings are hereby defined as follows:

1.1	“Coalbed Methane” or “CBM” means a gaseous hydrocarbon or a mixture of hydrocarbon and other substances yielded from coal seam and adjacent strata.

1.2	“Standard Condition” means the condition with the temperature of 20℃ (293.15K) and absolute pressure of 101.325Kpa (one standard atmospheric pressure).

1.3
“Standard Cubic Meter” means a CBM measurement unit, which is a volume of one (1) cubic meter filled with dry CBM gas at 293.15 Kelvin (20°C) and 101325Pascals (1.01325 bars or 14.91psig) of absolute pressure.  It is abbreviated herein as “cubic meter” or “m3”.

1.4	“Contract Term” means the period from the Contract effective date to the Contract termination date.

1.5	“Commissioning Period” means the period to conduct testing delivery and commencing initial deliveries for better delivery and reception of the gas.

1.6	“Stable Gas Purchase and Sales” ”, means a stable gas delivery and reception by both parties in accordance with the quantity and quality stipulated in the Contract after the Commissioning Period.

1.7	“Party” means Seller or Buyer individually, and “Parties” means Buyer and Seller collectively.

1.8	“Seller’s Facilities” means any process facilities, pipelines and installations needed for CBM transmission, delivery and metering at the Delivery Point hereunder owned and controlled by Seller.

1.9	“Buyer’s Facilities” means the pipelines and equipment needed for acceptance, transmission and utilization of CBM at the Delivery Point hereunder owned and controlled by Buyer.

1.10	“Delivery Point” means the location where the Parties hereto deliver and receive CBM, namely the transfer point of CBM ownership and risk.

1.11
“Delivery Pressure” means the pressure of CBM delivered by Seller to Buyer at the Delivery Point, with the measurement unit of Megapascal (MPa for short), the Delivery Point Pressure is the surface pressure.

1.12	“CBM Price” means the price of the CBM when delivered by Seller to Buyer at the Delivery Point.

1.13
“Affiliate” means, for one Party, any company which directly or indirectly is controlled by, jointly controlled with or is controlled by. “Control” means holding fifty percent (50%) or more of the shares or registered capital of a company, or possesses the authority in appointing or choosing over fifty percent (50%) of the board of directors for that company.

1.14	Interpretation of Contract

1.14.1
Unless otherwise stipulated, “Article”, “Clause” and “Annex” in the Contract are referred to corresponding items within the Contact. “Hereof’, “hereunder”, and “hereto” or other similar terms used in the Contract are used as integration of the Contract. Annexes of the Contract constitute indispensable and undividable parts of the Contract.

1.14.2	In interpretation of the Contract, singular words cover plural forms and vice versa; and neutral words contain negative and positive senses, and vice versa.

1.14.3	Time set forth in the Contract refers to Beijing time, People’s Republic of China.

1.14.4	Headline and subtitles applied in the Contract are for easy reading and convenience, not to be taken as integral part of the Contract, nor to be understood as description of the Contract in any way.

1.14.5
Whenever speaking of this Contract (including annexes ) as well as any agreement or documentation, all written alteration and amendment made in such Contract (including annexes) or agreement documentation relevant hereto shall be also inclusive in such occasion.

1.14.6	This Contract shall be legally binding on all permitted successors assignees of either Party.

1.14.7	“Including” hereof means include but not limited to, or includes.

2.	Gas sources

2.1	Seller sells and delivers to Buyer all CBM which is produced from Shouyang Project.

2.2	Other gas sources that Seller obtains and supplies to Buyer.

3.	Contract Term

3.1
Parties hereto agree that the Contract Term set at 20 consecutive calendar years. The Contract Term includes the Commissioning Period and Stable Gas Purchase and Sales Period. The commissioning Period shall be 180 days commencing from the earliest date of delivery; and Stable Gas Purchase and Sales Period shall be counting on the 181th day after the earliest day of delivery, and terminate at the expiration day of the Contract.

4.	Commissioning and Stable Gas Purchase and Sales

4.1
The Parties agree that 30 days before the Commissioning Period, commissioning plan and consecutive run test procedures will be worked out jointly. In case Commissioning cannot be commenced or completed as a result of Force Majeure, the Commissioning Period will be extended, and Commissioning day shall be extended according to the actual confirmed number of days of delay due to such event.

4.2
During the Commissioning Period, the Parties shall jointly consult and determine the CBM delivery and acceptance volume, but the daily CBM delivery and acceptance reception volume shall not exceed the daily volume established herein. During the Commissioning Period both Parties shall make reasonable efforts with their respective Facilities to deliver and accept CBM. Buyer shall make payment according to the actual acceptance volume. The first day after the Commissioning Period shall be the commencement date of both Parties’ Stable Gas Purchase and Sales obligations.

4.3
Both Parties agree that from the Stable Gas Purchase and Sales commencement date, Seller is obliged to deliver CBM to Buyer in accordance with the volume, quality and pressure regulated herein; Buyer is obliged to accept CBM from Seller in accordance with the volume, quality and pressure set forth herein.

4.4	Commencement of delivery and acceptance

Both parties shall deliver and accept CBM on the earliest CBM delivery date.  Seller shall notify Buyer at least 30 days before the earliest delivery day of gas. Buyer shall notify Seller at least 30 days before the earliest date that gas deliveries can commence. Both Parties shall negotiate and determine the earliest gas delivery date.

5.	Delivery Point, Delivery Method and Pressure

5.1	In accordance with the Contract, the CBM delivery point is at 1m away from the outlet flange of metering device at Seller’s gas gathering facilities.

5.2	The CBM sold by Seller shall be owned by Seller or that Seller has the right to sell. Parties of the Shouyang Project Production Sharing Contract shall be the express beneficiaries of this Contract.

5.3	Seller will deliver CBM through pipeline at the delivery point to Buyer, where the corresponding ownership and risks of the transmitted CBM shall pass to Buyer accordingly at that point.

5.4
The Parties hereto agree that Seller will deliver CBM to Buyer at the Delivery Point with the initial pressure of 0.3-0.6MPa within the first three months of CBM delivery, and will increase the gas pressure to 3.2Mpa afterwards, unless otherwise agreed by the Parties.

6.	Quantity, Specified Procedures and Acceptance

6.1
During the period that Seller’s daily gas supply volume is less than 300,000 (three hundred thousand) cubic meters, except due to reasons of Force Majeure, Buyer shall accept all of Seller’s actual daily supply and make reasonable efforts to accept more. Seller shall not be responsible for peak transmission adjustment.  Seller commits that its winter daily gas delivery volume in principle shall be no less than summer daily gas delivery volume.

6.2	When Buyer accepts CBM exceeding 300,000m3/day, the excess portion of CBM shall be subject to additional agreement between the Parties.

6.3	Buyer commits to provide sufficient customers and CBM demand for Seller, and such demand will be no less than 300,000 m3/day in year 2011, and no less than 1 million m3/day in year 2015.

6.4	Designated Procedure

6.4.1
In accordance with Article 6.1, Buyer shall submit to the Seller the expected monthly gas reception demand at least two months before the commencement of the gas supply year.   Final acceptance volumes of gas for the year shall be negotiated and confirmed by the parties.

6.4.2
Buyer shall submit to Seller the expected monthly reception acceptance volume of gas supply of a calendar quarter at least 20 days prior to beginning of each gas delivery quarter. Buyer is entitled to modify the expected acceptance volumes for each month at least seven (7) days before each month, but the modification range shall not exceed ±10% of the expected volume submitted for the quarter.

6.4.3	Buyer shall submit to Seller the expected monthly acceptance volumes at least seven (7) days before each gas consumption month.

6.5
While the other Articles herein are complied with, Buyer shall make reasonable efforts to receive CBM with minimal fluctuation in quantity; and Seller shall try to make reasonable efforts to deliver the CBM gas.

6.6
Any Party shall notify the other Party at least three (3) days in advance of any known or foreseen conditions which may result in reduction or interruption of CBM delivery or acceptance. If scheduled maintenance and checks, temporary maintenance of relevant facilities may affect CBM delivery and acceptance, Parties hereto shall negotiate as early as possible and jointly determine the timeframe to shut down the facilities and reduce the gas supplies.

7.	Price

7.1	All CBM price herein means the price inclusive of VAT at the Delivery Point.

7.2	Parties hereto agree that, CBM gas price for deliveries by Seller to Buyer is 1.20 RMB/m3 (including tax) for the first contract year.

7.3
According to the spirit of the State Council’s Approval Notification (State Office Notification [1997] #8) that “CBM price shall be determined by both supply and demand Parties in accordance with market economic principles”, Buyer and Seller agree to negotiate and set the annual CBM price in accordance with CBM market circumstances.

7.4
Parties hereto agree to negotiate otherwise the CBM price in case of changes in the applicable national natural gas price policy. Should the parties not agree on new pricing, the then-current price herein shall prevail, and all terms herein shall remain in effect. Any dispute regarding prices can be resolved in accordance with Article 16 of the Contract.

8.	Quality

8.1
Whereas the that the State is currently formulating CBM standards, within the Contract Term and before the publication of a national CBM standard, the quality of the CBM delivered by Seller to Buyer shall be in accordance with the Class II Natural Gas Standard stipulated in “Natural Gas” GB 17820-1999 of the People’s Republic of China. The national CBM standard shall apply when it is published.

8.2
Any time the CBM delivered by Seller fails to meet the quality standard set forth in Article 8.1, the Party detecting the problem shall notify the other Party promptly in writing. Seller shall use reasonable diligence to resolve the issue so that the delivery of CBM gas that complies with the quality standards can continue..

8.3
Buyer understands that Seller does not guarantee that the CBM delivered to Buyer to the quality standard set in Article 8.1 will be suitable for a particular purpose or for the intent of Buyer or its user. Buyer and its user shall take necessary measures for their particular intent or purpose so that the CBM delivered hereunder meets the particular intent or purpose of Buyer or its user.

8.4
Notwithstanding the provisions of Article 8.1, Article 8.2 and Article 8.3, if Buyer receives gas that is not in compliance with the quality requirements herein, both Parties shall consult to settle the account in accordance with the actual quality. CBM is an unconventional natural gas resource, and the actual quality of the produced gas will prevail until the State formulates a specific quality standard.

8.5	If Buyer has special requirements for the quality of the CBM, the Parties hereto may otherwise consult and adjust the specially requested CBM price accordingly.

9.	Metering

9.1	Parties hereto shall comply with the current “Law for Metrology of the People’s Republic of China” and its rules for implementation.

9.2	The standard and correction of measuring errors of metering instruments as well as measurement disputes and the like shall be settled as agreed in Annex A hereof during gas supply period.

9.3
Regarding the payment of gas volumes during the gas supply period, if Buyer has an objection to Seller’s gas volume measurement and payment, it shall submit it in writing within seven (7) days from the date when the objection arises, and provide relevant explanation. Parties hereto can deal with the issue according to related provisions in Annex A. Before the dispute is settled, Buyer shall make the due payment on time and in full amount against Seller’s invoice and shall not refuse to pay on the excuse of dispute.

9.4
The calibration of measurement instruments shall be performed by a State authorized institution. The calibration department shall issue a calibration certificate after each calibration. The original calibration certificate shall be kept by Seller, and Buyer can keep a copy of the certificate.

9.5
In case of any objection to the measurement instruments during calibration, either Party hereto may request for re-calibration, advance calibration or change, which will take place after consultation and agreement between the Parties hereto. If the calibration result indicates that the measurement instrument is normal, the cost shall be borne by the requesting Party; and if the calibration result indicates a problem, the cost shall be borne by Seller.

9.6
If the measuring system can not normally work and carry out the gas measurement for other causes than artificial reasons, the settlement for gas volume during the interruption shall be made based on the actual condition.

9.7	The CBM gas measurement management at the Delivery Point under the contract shall be executed in accordance with Annex B of the Contract.

9.8
Seller shall construct, install, maintain, operate and monitor equipment and instruments required for CBM measurement at the Delivery Point (hereinafter referred to as “Seller’s metering instruments” for short) as approved by the Parties hereto. Buyer understands and confirms that the written report submitted by Seller on the compliance test of metering instruments from the qualified manufacturer and on their normal service will serve as the sufficient basis that Parties hereto have approved the normal operation of Seller’s metering instruments. The measurement of CBM delivered hereunder is subject to the measurement by Seller’s metering instruments.

Parties agree that the metering point shall be the flow meter at the outlet end of Shouyang gas station at the Delivery Point. Parties further agree that reading of the CBM flow through this metering point shall be taken as the delivered quantity of CBM.

9.9
The quantity unit for CBM measurement shall be the standard cubic meter defined in Article 1-3 herein. The CBM delivery volume shall be measured in accordance with the applicable natural gas measurement method.

9.10
In the Contract Term, Seller shall test, adjust and calibrate the Seller’s metering instruments once a year in accordance with its instructions and requirements for the metering instruments. Buyer is entitled to appoint a representative to witness the aforesaid operations on site.

9.11
During the Contract Term, if Buyer requests to test, adjust or calibrate Seller’s metering instruments, it shall notify Seller 48 hours in advance for related preparations. If the result indicates that Seller’s metering instruments do not exceed the permissible error limits, then relevant expenses shall be borne by Buyer; and if the result shows that Seller’s metering instruments do exceed the permissible error limits, then relevant testing expenses shall be borne by Seller. Parties hereto shall work out the total errors for prior volumes sold by calculation based on error limits and the error period. Parties hereto shall compensate accordingly the Party suffering from loss resulting from the aforesaid error by modifying the paid CBM cost or other method as agreed to in separate consultation by Parties hereto.

Parties hereto agree that the error compensation period is the time between the current test, adjustment or calibration for the metering instruments and the last test, adjustment or calibration.

Parties hereto agree that the test, adjustment or calibration of metering instruments shall not affect both Parties’ normal gas delivery and acceptance obligations.

9.12
The CBM measurement data shall be exchanged everyday by Buyer and Seller, and confirmed by their authorized representatives by signing and sealing, which will serve as testimony for the deal by the Parties hereto.

10.	Settlement

10.1
The provision of Provisional Methods Managing the Quality of Natural Gas Products currently accepted by our country that “settlement of the amount of natural gas shall be based on the readings of the meters of the gas supplier” shall be used. The Seller shall use the handover sheet of meter readings signed by the authorized representatives of both parties as the basis for settlement with the Buyer.

10.2
Buyer agrees to pay advance to Seller every month, that is, Buyer shall, before the 21st day of each month, pay advance to the account designated by Seller, to purchase CBM for the period from the 21st day of this month to the 20th day of the next month. Buyer shall, after each advance payment, promptly fax the copy of receipt thereof to Seller. Unless otherwise agreed, the amount of each prepayment shall be calculated using the relevant contract gas price for the corresponding prepayment period.

10.3
Parties agree to have the monthly settlement for payment with the 21st day of each month as the settlement day. Under the condition that Buyer the Buyer pays the prepayment in a timely manner, Seller shall issue a VAT special receipt, which is in compliance with regulations of the State, to Buyer on the settlement day (In case of holiday, the settlement day shall be postponed correspondingly to the first working day after the holiday). The settlement period starts from 21st day of the previous month and ends at the 20th day of the current month.

10.4
After Seller issues to Buyer VAT special receipt which is in conformity with state regulations upon the settlement day specified in Article 10.3, Seller shall courier to the designated receiver in the designated place the VAT special receipt and relevant statements about the purchases and sales of Coalbed Methane in the settlement period (hereinafter referred to as “Seller’s Statement”). Seller’s Statement shall include the following items:

a.	CBM price applicable to the settlement period in question;

b.	The quantity delivered every day during the settlement period (from 8 a.m. of the concerned day to 8 a.m. of the succeeding day);

c.	The total amount of delivery in the settlement period (from 8 a.m. of the 21st day of the preceding month to 8 a.m. of the 20th day of the concerned month)

d.	The total volume actually delivered accumulatively in the current Contract year;

e.	Amount of the CBM gas purchase price and other payables within the settlement period.

10.5.
Buyer shall pay in advance through wire transfer for the CBM purchase to the bank account designated by Seller. The payment date shall be the date when the Seller receives the payment in its designated bank account. Any payment by Buyer to any bank account other than the one designated by Seller shall not be deemed as payment for CBM hereunder and other payable.

10.6
If Buyer fails to pay for CBM for the succeeding month in advance before the 21st day of each month, Seller shall be entitled to suspend delivery of CBM. If Buyer has failed to do so for three times consecutively, Seller shall be entitled to stop delivering CBM.

10.7
In the event of any overpayment or underpayment resulting from errors in the VAT special receipt and Seller’s Statement, either Party shall be entitled to require the other Party to refund excessive payment or to make supplementary payment for insufficiency within five (5) working days from the day of confirmation of the aforesaid errors.

10.8
Buyer and Seller shall make every reasonable effort to negotiate friendly to settle any dispute arising from any VAT special receipt or Seller’s Statement. If after the occurrence of the aforesaid disputes, either Party refuses to negotiate or the disputes fail to be settled within thirty (30) days after commencement of the negotiation, the disputes shall be settled through arbitration pursuant to Article 15 herein.

10.9
In case of any dispute arising from VAT special receipt and Seller’s Statement between Buyer and Seller, Buyer shall first pay the undisputed amounts in the disputed VAT special receipt and Seller’s Statement. After the dispute has been settled, the disputed amounts in the VAT special receipt and Statement shall be adjusted in accordance with the resolution of the dispute. Such adjusted amounts shall be paid over within five (5) business days from the day when the dispute is settled, and the VAT special receipt shall be adjusted correspondingly.

10.10	Within fifteen (15) business days from the day when this Contract is terminated, both Parties shall reconcile all receivables and payables between them.

10.11
While calculating price, CBM payment amount, CBM volume and any other relevant calculations, and issuing the VAT special receipt, the amounts shall be rounded up or down to two decimal points. The unit of price and amount of payment for CBM shall be RMB, and the unit of CBM volume shall be cubic meter.

11.	Resale

11.1	With prior consent and written approval of Seller, Buyer may resell CBM that it has purchased from Seller to a third Party. Without reasonable reasons, Seller shall not submit any objection.

11.2
Buyer is responsible and obliged to inform Seller in advance of the arrangement for the contemplated resale and conditions of the user in writing, Buyer guarantees that the information provided by it about the resale will be true, complete and effective.

12.	Tax

12.1	Both Parties shall be responsible for their respective taxes and fees specified in all applicable laws or ordinances coming into force from the Contract signing day or any time thereafter.

12.2
All taxes levied upon Seller before CBM is delivered to Buyer at the delivery point shall be borne by Seller; all taxes levied upon Buyer after CBM is delivered to Buyer at the delivery point shall be borne by Buyer.

13.	Liability and Indemnification

13.1	If either Party fails to fulfill its obligations hereunder, and incurs direct economic loss to the other Party, the breaching Party shall compensate for such direct economic loss.

13.2
Unless otherwise specified herein or otherwise agreed to by both Parties, either Party shall not be entitled to require the other Party to compensate for indirect or consequential losses or damage, including, but not limited to, lost profit, business loss, business interruption or contractual losses.

13.3
Either Party’s failure to fulfill any of its obligations in the Contract shall constitute a breach. The following constitute fundamental breaches (each hereinafter referred to as "Fundamental Breach"):

•
Unless otherwise specified herein, one Party fails to fulfill any of its obligations hereunder, and the non-breaching Party has informed the breaching party of the breach in writing and require it to make remedies, and under the circumstances where the breach can or could be remedied within thirty (30) days after receipt of the aforesaid notification and the breaching Party fails to remedy its breach within such period of time; or if the breach cannot be remedied within thirty (30) days after receipt of the aforesaid notification, (1) the breaching Party fails to begin or try to seek remedies therefor within the aforesaid period; or (2) the breaching Party fails to remedy its breach within sixty (60) days after receipt of the aforesaid notification.

13.4	Liability of Seller for Breach and Compensation

13.4.1
If the Seller received the first prepayment but fails to supply CBM on the agreed earliest gas delivery day due Seller’s fault, Seller shall pay a fine to Buyer for the default, which amounts to 5% of the total price of scheduled daily CBM volume during the period between the earliest CBM delivery date agreed to by the Parties and the actual gas delivery date.

13.4.2
If, after the gas delivery date, the gas delivery volume from Seller would be zero on a certain day during the Contract Term, Seller shall notify Buyer thereof in advance; if Seller does not notify Buyer in advance, Seller shall pay a fine to Buyer for the breach, which amounts to 10% of the amount of money to be paid for the amount of CBM Seller failed to deliver. The said amount of CBM related to the breach shall equal to the difference between 80% of the daily scheduled gas volume of Seller and actual gas delivery volume of Seller.

13.4.3
Seller shall ensure to be compliant with relevant provisions agreed in this Contract regarding confidential information If Seller breaches the confidentiality obligation, the Seller shall pay the Buyer a penalty of RMB 100,000, and Seller shall be responsible for the consequences of such breach. The following occasions are not subject to such confidentiality obligation: 1) provide confidential information to Seller’s affiliates; 2) provide confidential information to legal departments such as court investigators or governmental units or other institutions having jurisdiction over Seller; 3) provide confidential information to stock exchange where Seller or any of its affiliates have been or are about to be listed; 4) provide confidential information to Buyer’s external professional consultants.

13.5	Liability of Buyer for its Breach and Indemnification

13.5.1
If the Buyer failed to receive the gas delivery on the date mutually agreed in the Contract due to Buyer’s fault, Buyer shall pay a fine to Seller for the breach, which amounts to 5% of the total price of scheduled daily CBM volume during the period between the earliest CBM reception date agreed to by the Parties and the actual gas reception date.

13.5.2
Buyer shall make payment strictly in accordance with the agreed payment method and if Buyer fails to make payment according to the agreed payment method hereunder, it shall compensate Seller for extra losses incurred thereby. If Buyer fails to make payment in full or pay advance in full, Seller shall reserve the right to reduce, interrupt or stop CBM supply to Buyer by giving prompt written notification.

13.5.3
If Buyer breaches Article 11 hereunder, it shall pay a fine to Seller for such breach, which amounts to 10% of actual amount of money related to the resale, and Seller may reduce the volume of CBM to be resold just by giving prompt written notification.

13.5.4
Buyer shall ensure to be compliant with relevant provisions agreed in this Contract regarding confidential information If Buyer breaches the confidentiality obligation, the Buyer shall pay the Seller a penalty of RMB 100,000, and Buyer shall be responsible for the consequences of such breach. The following occasions are not subject to such confidentiality obligation: 1) provide confidential information to Buyer’s affiliates; 2) provide confidential information to legal departments such as court investigators or governmental units or other institutions having jurisdiction over Buyer; 3) provide confidential information to stock exchange where Buyer or any of its affiliates have been or are about to be listed; 4) provide confidential information to Seller’s external professional consultants.

13.5.5
If, after the day when CBM begins to be supplied, the amount of CBM accepted by Buyer on a certain day during the effective period of the Contract is zero, Buyer shall notify Seller in advance in a reasonable manner; if Buyer fails to notify Seller in advance reasonably, Buyer shall pay to Seller 10% of the price of CBM volume related to the breach. The volume of such CBM shall be the difference between 80% of the daily scheduled CBM delivery volume of Seller and the actual CBM acceptance volume of Buyer.

13.5.6
In addition to Article 13.5.1 and 13.5.5, if the CBM delivery volume is under 300,000m3/day, and Buyer fails to receive gas in full amount as it is delivered due to the Buyer’s fault with the exception of maintenance, technical breakdown and force majeure events, Buyer shall pay to Seller the purchase price of 80% of the amount of CBM volumes not accepted unless otherwise agreed to by both Parties.

13.6	Remedy

If one Party breaches, the non-breaching Party shall be entitled to demand the breaching Party to compensate for all of its actual losses resulting from such breach, and shall be entitled to get all other indemnification set forth in  this Contract or the law.

With regard to a fundamental breach by either Party, the non-breaching Party shall be entitled to terminate this Contract in advance, in addition to the aforesaid indemnification and remediation remedies.

14.	Maintenance

14.1
Buyer and Seller shall cooperate with each other with regard to scheduled or temporary maintenance of CBM production, transmission or facilities thereof, and shall make efforts to control the changes or fluctuation of CBM supply or CBM consumption during the scheduled or temporary period of maintenance within a reasonable scope.

14.2	Scheduled Maintenance

14.2.1
With regard to arrangement of maintenance of CBM production and transmission facilities of Buyer and Seller, when one Party is conducting scheduled maintenance, the other Party shall cooperate with the maintenance pursuant to the arrangement of the scheduled maintenance.

14.2.2
If, during the period when Seller is conducting scheduled maintenance, Buyer does not agree to reduce or stop CBM nominations to cooperate with the scheduled maintenance, Seller is not obliged to deliver CBM to Buyer.

14.3	Temporary Maintenance

If, during the gas supply period, one Party needs to temporarily interrupt the CBM supply so as to conduct maintenance due to potential safety hazards or modification of a gas well, gas supply facilities and pipelines, the Party shall notify the other Party in advance in writing or by telephone as soon as possible, so that the other Party may make corresponding preparation which shall cooperate and assist the other Party during that period. If the event is caused by Force Majeure, no Party shall be liable for default for the impact of CBM delivery and acceptance.

If, during the gas supply period hereunder and due to routine maintenance of CBM transmission facilities of Seller or emergency malfunctions which can not be avoided or surmounted reasonably diligent operations, or due to large-scale routine maintenance of CBM consumption facilities of downstream users of Buyer or emergency malfunctions which can not be avoided or surmounted by reasonably diligent operations, either Party elects to stop CBM delivery or acceptance as a routine, the Party shall notify the other Party at least fifteen (15) business days prior to such stoppage of CBM delivery or acceptance. One Party shall notify the other Party immediately of any unavoidable malfunction, so that the other Party may adopt measures to protect itself.

14.4	Maintenance Time

The Parties shall jointly devise the maintenance plan of the succeeding year in November to December of each year. The accumulated time of scheduled maintenance and temporary maintenance of each Contract year shall not exceed thirty (30) days.

15.	Force Majeure

15.1
“Force Majeure” refers to any events or circumstances which are outside a Party’s control, leading to this Party’s failure to perform obligations herein in whole or in part, and which are unforeseeable, unavoidable, and cannot be overcome by the afore-mentioned Party.

Force Majeure events include but are not limited to natural disasters such as fire, flood, typhoon, and earthquake, wars, and matters requiring governmental approval, etc.

15.2
The Parties shall be exempted from performing partial or entire obligations herein within the extent of failure in performing the obligation herein in whole or in part as caused by Force Majeure, and within the period as influenced by a Force Majeure event; except for the obligation of due and payable payment herein.

15.3	Within the shortest time after occurrence of a Force Majeure event, the Party requiring exemption from responsibility shall,

15.3.1	Notify the other Party of the occurrence of the Force Majeure event;

15.3.2	Provide the other Party with documentary evidence and reports related with the occurrence of such Force Majeure event within seven (7) days of the notice in 15.3.1;

15.3.3	Use its best efforts to reduce the loss caused by Force Majeure to a minimum;

15.3.4
Within three (3) days after receiving documentary evidence and reports related to the occurrence of Force Majeure event, the other Party shall have the right to examine and verify the extent of impact of Force Majeure, if no examination and verification request was raised within this period, such evidence will be deemed to be accepted. As for the other Party’s examination and verification request, the Party seeking to avoid responsibility hereunder shall accommodate the other Party to as soon as possible for examination and verification; however, the risk and expense thus incurred shall be born by the Party proposing the entry.

15.4	Once the Force Majeure event disappears or terminates, or on longer exerts important influence on the Contract performance, the influenced Party shall resume its performance of obligations herein.

15.5	Changes on the Coalbed Methane market, or market of subsequent products with Coalbed Methane as raw material or fuel, and any other commercial events shall not be deemed as Force Majeure herein.

15.6	In case of the occurrence of Force Majeure after one Party has already delayed its performance, such Party shall not be exempted from such obligations.

16.	Dispute Resolution

16.1	Any disputes or conflicts between the two Parties arising from this Contract or any matters related hereto shall be firstly settled through friendly consultation.

16.2
Any disputes or conflicts arising from performance of terms hereof, if failed to be settled via consultation within 30 days of occurrence, any Party shall have the right to apply for arbitration with Beijing Arbitration Commission, the arbitration result shall be final, and both Parties must execute it.

16.3
The arbitration expense shall be handled according to the arbitration result, however, if the arbitration does not make a decision on arbitration expenses, they shall be borne by the losing Party of the arbitration.  Each Party shall bear its own expenses related to the arbitration submission.

16.4	The dispute resolution provisions will survive the termination of the Contract until any disputes arising from this Contract have been settled.

17.	Applicable law

17.1	Laws and statutes of the People’s Republic of China shall apply to this Contract.

18.	Transfer

18.1
Both Parties understand, the Seller can transfer its own rights and obligations within the scope hereof to its affiliate company (both Parties understand such affiliate company shall be Seller’s sales branch) without prior agreement from Buyer, however the Seller shall send all written documents and copies of the rights and obligations transferred to Buyer, and shall require its affiliate company to perform the transferred rights and obligations, including but not limited to CBM delivery, signing of delivery and acceptance confirmation, and settlement, etc..

18.2
Both Parties understand, the Buyer can transfer its own rights and obligations within the scope hereof to its associated company, Shanxi Coalbed Methane (NG) Gathering and Transmission Co., Ltd., who shall perform all rights and obligations transferred by the Buyer, provided, however, the Buyer shall remain liable to perform all its obligations hereunder. Buyer shall send all the written documents and copies of the transferred rights and obligations to Seller, and shall require its affiliate company to perform the transferred rights and obligations, including but not limited to CBM acceptance, signing the delivery and acceptance confirmation and settlement, etc.

18.3
Both Parties understand, any Party who intends to transfer any rights and obligations except as provided in Articles 18.1 and 18.2 herein, shall notify the other Party in writing for consultation, and without written consent from the other Party, the Party who intents to transfer shall have no right to transfer any rights and obligations except provided in Articles 18.1 and 18.2 herein.

19.	Confidentiality

19.1
From the signing of the Contract until 2 years after the expiry hereof, any terms herein and related information shall be kept confidential in accordance with provisions hereof. Without prior written consent from the other Party, no Party shall disclose terms and information herein in whole or in part to any third Party within this period, except in the following cases,

19.1.1
Provide to the director, senior management, relevant employee, and people from the affiliate company of this Party, but this Party shall require the above-mentioned related people to keep confidential;

19.1.2	Provide to this Party’s corresponding governmental regulatory agencies, or responding to legal procedures;

19.1.3	Provide to the stock exchange via which the stock of this Party or any associated institutes is listed or will be listed;

19.1.4	Provide to providers of special services for this Party, such as lawyer and certified public accountant, etc.;

19.1.5	Other parties agreed by both Parties.

20.	Communication and liaison

20.1
Unless otherwise provided herein, any notice or written documents sent by any Party to other Party as provided herein shall be delivered by mail or fax, in case of delivery by mail, the 3rd day after the mail is given to the postal service company shall be deemed as the receiving date; in case of delivery by fax, the 2nd day after sending out shall be deemed as the receiving date, which shall be proved by fax confirmation report.

20.2	For the purpose hereof, the Seller and Buyer’s addresses of notice are as follows,

Seller: China United Coalbed Methane Co., Ltd.

Address: A No. 88, Andingmenwai Street, Dongcheng District, Beijing (100011)

Telephone: 010-64246879

Fax: 010-64246879

Attention: Xu Yong

Buyer: Shanxi Provincial Guoxin Energy Development Group Co., Ltd.

Address: No.108, Changfeng Street, Taiyuan City, Shanxi Province

Telephone: 0351-7032066

Fax: 0351-7030700

Attention:  Hou Xiaolu, Hao Linfeng

20.3	In case of change of the above-mentioned addresses or the addressees by any Party, written notice shall be sent to the other Party at least fifteen (15) days in advance.

21.	Effectiveness, modification and termination of the Contract

21.1	This Contract shall become effective with signing and sealing by both Parties’ legal representatives and authorized representatives, and shall remain effective until the termination date.

21.2
During execution hereof, in case of any change in national laws, statutes or regulations of relevant departments, and such change has indeed exerted material influence hereon, the related contents hereof will be revised with both Parties’ mutual agreement.

21.3	In one of the following circumstances, this Contract can be terminated in advance:

21.3.1	Both Parties agree via consultation, and no damage to the state, social and public interests will be thus caused;

21.3.2	One Party breaches the Contract so that the Contract cannot be continued or further performance becomes meaningless;

21.3.3
Force Majeure event recognized herein lasting for 180 days, or occurrence of a Force Majeure event or circumstance seriously influencing the Buyer or Seller’s performance of obligations hereof so that the purpose of this Contract cannot be realized.

21.4	Any modifications (including change and supplementation) to this Contract (including annexes) shall become effective after being made in writing and are signed by both Parties.

21.5	Any modification, termination or expiry hereof shall not influence any Party’s any rights and obligations occurred before the modification, termination or expiry.

22.	Miscellaneous

22.1
Because Buyer shall start construction of a gas transmission pipeline after the pipeline project’s feasibility study report has been approved, both Parties hereby agree, within 20 days after Buyer’s pipeline project’s feasibility study report has been approved, both Parties will consult to confirm the earliest gas delivery day in writing.

22.2	Matters not addressed herein shall be agreed in a supplementary agreement with both Parties’ agreement; all annexes and supplementary agreements hereto shall have equal validity to this Contract.

22.3
Within the time of prescription provided by Chinese law, any Party’s non-performance of its rights or failure in adopting any actions against the other Party’s breaching of Contract shall not be deemed as its waiver of rights or to investigate into the breaching Party’s responsibilities; any Party’s waiver of any rights must be notified to the other Party in writing.

22.4	Construction of surface gathering and transmission system

22.4.1
The construction of Shouyang project surface gathering and transmission system shall be invested by Seller, Buyer is responsible for construction and management.  Detailed plans shall be discussed separately.

22.5	This Contract is in 8 copies, and 4 copies are held by each Party.

22.6	Mutual supply of information

22.6.1
Seller shall provide latest information on the construction of gas supply pipeline project to Buyer, under reasonable request by Buyer, and Seller shall provide relevant technical materials on Coalbed Methane to Buyer.

22.6.2	Buyer shall provide latest information on the construction of gas transmission project to Buyer; as well the latest information on the Buyer’s Coalbed Methane utilization and planning.

Seller: China United Coalbed Methane Co., Ltd.

Authorized representative: Liang Liu

(Signature) /s/ Liang Liu

Buyer: Shanxi Provincial Guoxin Energy Development Group Co., Ltd.

Authorized representative: Jun Liu

(Signature) /s/ Jun Liu

Date of signature: June 12, 2010

Annex A
Measurements and Verification

1.	Measurement criteria

1.1	The CBM measurement hereunder will use the standards which include but not limited to the following:

(a)	GB/T17747.2-1999

(b)	GB/T17747.3-1999

(c)	GB/T18604-2001 Measurement of Natural Gas Flow by Ultrasonic Flow Meter

(d)	GB/T-13610 Analysis of Natural Gas Components by Gas Chromatography

(e)	GB/T18603-2001 Technical Specifications for Natural Gas Measuring Systems”.

1.2	The newest versions of the above standards govern.

While applying the above national standards in China, if an issue is not specified in the said standards, relevant international standards shall prevail. The international standards to be applied shall be agreed on by both the Seller and the Buyer. If both Parties fail to agree on such international standards, the decision shall be made by the governing national technical supervision agencies in China.

2.	Examination of the measurement system

2.1
The examination of all the measurement system hereunder shall follow relevant national regulations in China. Where China’s national standards don’t contain express provisions, the relevant international standards can be applied.

2.2	The examination shall be conducted by a qualified measurement technology examination agency authorized by the Chinese government.

2.3	The actual flow examination shall be conducted in accordance with China’s national measurement specification JJG198 - Verification Regulation for Velocity Flowmeter.

2.4	The pressure transformers and temperature transformers equipped on the gauging devices shall be examined in accordance with the following China’s national measurement specifications:

(a)	JJGB882-2004 Verification Regulation for the Pressure Transmitter;

(b)	JJGB829 Verification Regulation for Electronic Control System Temperature Transmitter.

2.5	The examination of an online gas chromatogram analyzer shall be made in accordance with China’s national measurement specification JJG700 Verification Regulation for Gas Chromatography .

2.6
The Seller shall make sure that the Buyer is to be notified seven days in advance of the examinations of the measurement system installed in the deliverable facilities, and ensure that the Buyer is entitled to witness the examination of the said measurement system (including any follow-up adjustments of the results or modification of any graphs or readings after the said examination). But the Buyer may only raise an objection when such an examination is in process. If the Buyer does not send people for supervision, this is deemed as a waiver, and the examination results shall be deemed as unanimous, valid and binding.

2.7
The Seller shall make sure that the Buyer is to be notified one day in advance of replacement of any measurement or examination device installed in the deliverable facility. If the Buyer does not send people for supervision, this is deemed as a waiver, and the results obtained using the replaced instruments shall be deemed as unanimous, valid and binding.

3.	Settlement of measurement disputes

3.1
The disputes arising from the measurement precision of CBM quantity and/or quality or the accuracy of measurement system examination shall be solved in accordance with relevant Chinese laws and regulations, which include:

(a)	Temporary Administration Rules for Natural Gas Products;

(b)	Metrology Law of the People’s Republic of China;

(c)	Rules for the Implementation of the Metrology Law of the People’s Republic of China;

(d)	Circular No.(1990)943: Administration Rules for the Delivery Measurement of Crude Oil, Natural Gas and Stable Light Hydrocarbons issued by National Planning Commission; and

(e)	Rules for Arbitrations on Verification and Measurement issued by National Metrology Bureau on October 12, 1987

3.2
Both Parties shall settle any dispute first through friendly negotiation in accordance with the Agreement. If the negotiation fails, both Parties may entrust a national-level large flow crude oil verification station authorized by the government or other governing measurement administrative authorities to examine the Seller’s CBM delivery measurement instruments.

Annex B

CBM Measurement Delivery Management Procedures

1.	All the CBM measurement systems hereunder shall meet the standards stipulated in Annex A.

2.
The quantity, temperature, pressure and components of the CBM which the Seller delivers to the Buyer hereunder shall be measured at the measurement point by the Seller in accordance with Article 8 hereof. Unless otherwise provided herein, the CBM measurement shall use instruments meeting the requirements below:

(1)
Before the initial run, the flow measurement instruments shall be checked by a measurement examination agency authorized by China’s measurement administration authority, and a valid conformity certificate and/or an examination result report shall be issued in order to prove the applicability of such instruments at downstream delivery points or other CBM measurement points;

(2)
During the test-run period, regular calibration shall be carried out by a measurement agency authorized by China’s measurement authority according to Annex A, and a valid conformity certificate and/or an examination result report shall be issued accordingly.

3.
During the period of gas supply, the applicable standards for measurement instruments, measurement error corrections and measurement disputes etc. shall be settled in accordance with the provisions in Annex A.

4.
Concerning the gas quantity settlement during the gas supply period, if the Buyer disagrees on the measured quantity and settlement amounts made by the Seller, the Buyer shall raise an objection with relevant descriptions within seven days after the dispute occurs. Both Parties may solve the said disputes in accordance with Annex A hereof. Before the settlement of any dispute, the Buyer shall pay the Seller the full amount on time for CBM as shown in the Seller’s bill, and shall not refuse to pay on the ground of the dispute.

5.
The readings obtained by the Seller from the measurement system in the deliverable facility shall be used as the evidence for the CBM quantity and quality supplied by the Seller to the Buyer for the whole term of the Contract.

6.	The Seller shall daily and continuously measure and record the CBM delivered to the Buyer.

7.	The Seller shall keep measurement records (“measurement records”) , which include the following:

(1)	The lowest and the highest delivery pressures for the CBM supplied by the Seller to the Buyer on the previous day;

(2)	The total CBM quantity supplied by the Seller to the Buyer on the previous day;

（3）	The Methane Content of CBM delivered by Seller to Buyer on the previous day.

8.	At 8 AM everyday, the Buyer may send measurement staff to supervise the preparation of the measurement records on site, and receive the measurement records.

9.
When the Seller presents a measurement record, each of the two Parties or their assigned representatives shall sign on the measurement record. Each measurement record signed and、or accepted by the Buyer shall be used as the basis for calculation of the total quantity of the CBM which the Seller supplies to the Buyer.

10.
If the Buyer fails to arrive at the measurement site for supervision of the measurement record preparation as provided in Article 8 hereof, or if the Buyer arrives on time but refuses to sign on such a record, it shall be deemed that the Buyer waives the supervising right and that the said record is signed.

11.
With the Seller’s consent, the Buyer may send measurement staff to supervise any measurement system related to the downstream delivery spots. The Buyer shall notify the Seller at least three days in advance of the inspection of the said measurement system. After receiving such a notice from the Buyer, the Seller shall give consent to the Buyer for the supervision of the measurement system, provided that the Buyer shall follow the conditions below:

(1)	The supervision shall be conducted during the Seller’s normal business hours;

(2)	The supervision shall not interfere the Seller’s normal operations;

(3)	The Buyer shall be responsible for the risks arising from the supervision and bear the expenses incurred during the supervision.